Exhibit 8.4

DLA Piper LLP (US) 444 West Lake Street, Suite 900 Chicago, Illinois 60606-0089 T 312.368.4000 F 312.236.7516 W www.dlapiper.com

May 12, 2021

Cottonwood Communities, Inc.,
1245 Brickyard Road, Suite 250
Salt Lake City, Utah 84106

Re:	Tax Opinion Regarding REIT Status

Ladies and Gentlemen:

We have acted as counsel to Cottonwood Multifamily REIT II, Inc., a Maryland corporation (the “Company”), in connection with the merger (the “Merger”) of the Company into Cottonwood Communities, Inc., a Maryland corporation (“CCI”) pursuant to that certain Agreement and Plan of Merger, dated as of January 26, 2021 (the “Merger Agreement”), by and among the Company, CCI, Cottonwood Communities GP Subsidiary, LLC, a Maryland limited liability company and a wholly owned subsidiary of CCI (“Merger Sub”), Cottonwood Communities O.P., LP, a Delaware limited partnership (“CCOP”) and previously a subsidiary of the Company, and Cottonwood Multifamily REIT II O.P., LP, a Delaware limited partnership (“CMR OP”) and subsidiary of the Company.  This opinion letter is being delivered to be filed as an exhibit to the registration statement on Form S-4 (File No. 333-255314) which contains the proxy statement/prospectus of the Company and CCI filed with the Securities and Exchange Commission on April 16, 2021, as amended and supplemented through the date hereof (the “Form S-4”).  All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

You have requested our opinion on the qualification of the Company as a real estate investment trust (“REIT”) under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the “Code”).

In connection with rendering the opinion expressed below, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following documents (collectively, the “Reviewed Documents”):

(1)	the Company’s charter, as amended and in effect as of the date hereof (the “Articles”);

(2)	the Company’s bylaws in effect as of the date hereof (the “Bylaws”);

(3)	the Form S-4;

(4)	the Merger Agreement; and

(5)	such other documents as may have been presented to us by the Company from time to time.

In addition, we have relied upon the factual representations contained in the certificate issued by the Company, dated as of the date hereof, executed by a duly appointed officer of each, setting forth certain representations relating to the organization and proposed operation of the Company and its subsidiaries (the “Certificate”).

For purposes of our opinion, we have not made an independent investigation of all of the facts set forth in the documents we reviewed.  We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion.  No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents.  Any representation or statement in any document upon which we rely that is made “to the best of our knowledge” or otherwise similarly qualified is assumed to be correct.  Any alteration of such facts may adversely affect our opinion.

In our review, we have assumed, with the consent of the Company, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms.  We have also assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

The opinion set forth in this letter is based on relevant provisions of the Code, the regulations promulgated thereunder by the United States Department of the Treasury (“Regulations”) (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof.

In rendering this opinion, we have assumed that the transactions contemplated by the Reviewed Documents have been or will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions.  In addition, the opinion is based on the assumption that the Company and its subsidiaries will each be operated in the manner described in the Articles, the Bylaws, and the other organizational documents of each such entity and their subsidiaries, as the case may be, and all terms and provisions of such agreements and documents will be complied with by all parties thereto.

It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect.  A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions.  Furthermore, if the facts vary from those relied upon (including if any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable.  Moreover, the qualification and taxation of the Company as a REIT depends upon its ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various qualification tests imposed under the Code, the results of which will not be reviewed by the undersigned.  Accordingly, no assurance can be given that the actual results of the operations of the Company for any one taxable year will satisfy such requirements.

Based upon and subject to the foregoing, we are of the opinion that commencing with its taxable year ended December 31, 2018, and ending with the Company’s taxable year that ends with the Merger, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code.

The foregoing opinion is limited to the matters specifically discussed herein, which are the only matters to which the Company has requested our opinion pursuant to the Merger Agreement.  Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein.

Please note that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise.

This opinion letter has been prepared solely for your use in connection with the filing of the Form S-4 and speaks as of the date hereof.  We undertake no responsibility by reason of this opinion letter or otherwise to advise you or any other person of any changes in our opinion subsequent to the delivery of this opinion letter.  This opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our prior written consent.  This opinion letter may not be relied on by any other person, or for any other purpose, without our prior written consent, which may be withheld in our sole discretion; provided that this opinion may be relied upon by persons entitled to do so pursuant to applicable provisions of federal securities laws. We hereby consent to the filing of this opinion letter as an exhibit to the Form S-4 and to the reference to DLA Piper LLP (US) under the captions “U.S. Federal Income Tax Considerations” and “Legal Matters” in the Form S-4. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ DLA Piper LLP (US)